Exhibit 10.5

SECOND AMENDED AND RESTATED LOAN AGREEMENT
among
ROYAL GOLD, INC.,
HIGH DESERT MINERAL RESOURCES, INC.
and
HSBC BANK USA, NATIONAL ASSOCIATION
Dated as of January 5, 2007

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SCHEDULES

Schedule 1.1(a)	Projects; Project Managers
Schedule 1.1(b)	Royalty Agreements
Schedule 1.1(c)	Royalty Interests
Schedule 5.6	Litigation
Schedule 5.7	Disclosures
Schedule 5.9	Royalty Agreement Disclosures
Schedule 5.10	Project Permit Exceptions
Schedule 5.12	Material Agreements
Schedule 5.13	Compliance with Laws
Schedule 6.8	Insurance
EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	Form of Borrowers’ Omnibus Certificate
Exhibit C	Form of Second Amended and Restated Promissory Note
Exhibit D	Form of Mortgage Amendments
Exhibit E	Form of Proceeds Agreement
Exhibit F	Form of Ratification and Confirmation Agreement
Exhibit G	Form of Royalty Payment Confirmation
Exhibit H	Form of Mortgage
Exhibit I	Form of Irrevocable Payment Instructions

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SECOND AMENDED AND RESTATED LOAN AGREEMENT
     This SECOND AMENDED AND RESTATED LOAN AGREEMENT is entered into as of January 5, 2007, among ROYAL GOLD, INC., a corporation incorporated under the laws of the State of Delaware, as a borrower (“Royal Gold”), HIGH DESERT MINERAL RESOURCES, INC., a corporation incorporated under the laws of the State of Delaware, as a borrower (“High Desert”, with each of Royal Gold and High Desert individually referred to herein as a “Borrower” and collectively referred to herein as the "Borrowers”), and HSBC BANK USA, NATIONAL ASSOCIATION a national banking association organized under the laws of the United States (the “Lender”).
Recitals
     A. Royal Gold and the Lender entered into that certain Amended and Restated Loan Agreement dated as of December 14, 2005 (as amended, modified, continued or restated prior to the date hereof, the “Existing Agreement”). Royal Gold and the Lender desire to (i) add High Desert as a Borrower for all purposes hereunder, (ii) extend the maturity date of the Existing Agreement, (iii) increase the Maximum Credit Amount under the Existing Agreement, (iv) add Collateral to support the Obligations and (v) to otherwise amend, restate, modify and continue the Existing Agreement as provided in this Agreement and to continue any Loans under the Existing Agreement as Loans under this Agreement.
     B. This Agreement and the Loans made pursuant hereto are secured by Liens on the Collateral in favor of the Lender, which Liens, and the associated Collateral Agreements, shall be ratified, continued and affirmed. Each of the Borrowers shall be jointly and severally liable for the payment and performance of all obligations hereunder and under the other Loan Documents.
     C. The Existing Agreement is hereby amended, continued and restated in its entirety as set forth in this Agreement.
Agreement
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement the following terms have the following meanings:
     “Advance” means an advance of a Loan by the Lender to the Borrowers in accordance with Section 2.1.

     “Agreement” means this Second Amended and Restated Loan Agreement, as it may be amended, supplemented, restated or otherwise modified in accordance herewith and in effect from time to time.
     “Amount Cancelled” means the aggregate amount from time to time by which the Maximum Credit Amount has been reduced by the Borrowers in accordance with Section 2.5(a).
     “Amount Outstanding” means the total principal amount of the Loans outstanding on any date of determination (which shall be a Business Day), from time to time.
     “April Calculation” shall have the meaning specified in Section 2.10(b) hereof.
     “Authorized Officer” means any officer of a Borrower who has been duly authorized to act on behalf of such Borrower with respect to the applicable matters by appropriate resolution of the board of directors of such Borrower, and any other person duly authorized in writing by any such officer by notice to the Lender.
     “Availability Period” means the period commencing on the date on which all conditions precedent to the Advance are satisfied pursuant to Section 4.1 and ending on the Maturity Date.
     “Bald Mountain Royalty” means Royal Gold’s undivided fifty percent interest in the sliding scale Net Smelter Return Royalty, as described in that certain Settlement Agreement dated effective January 1, 1986 among Yvonne D. Hager (Individually and as Executrix of the Estate of Edward H. Hager), Robert R. Hager and Harold S. Hager, collectively as Owners, and Placer U.S. Inc., a memorandum of which is recorded in the official records of White Pine County, Nevada in Book 94 at Page 1. Royal Gold received its undivided interest pursuant to a conveyance from Stephen D. Damele and Pauline S. Damele, husband and wife, by means of that certain Royalty Deed and Assignment, dated March 13, 1998, and recorded in the official record of White Pine county, Nevada in Book 281 at Page 115. Royal Gold’s interest in the sliding scale royalty is further described in Schedule 1.1(c).
     “Borrower” and “Borrowers” have the meanings given thereto in the preamble of this Agreement.
     “Borrowers’ Account” means a demand deposit account in the name of Royal Gold with the Lender, which is Account Number 66C-00355 (as of the Closing Date), or any successor account.
     “Borrowing Base” means, as of any date of determination, an amount approved by the Lender, which is equal to (x) one hundred percent (100%) multiplied by (y) Projected Facility Term Revenue. The Lender’s determination of the Borrowing Base shall be conclusively presumed to be correct save for manifest error.
     “Borrowing Base Metals Price” shall mean (a) for Gold, the lesser of (x) $400 per Ounce of Gold or (y) 90% of the then Spot Price in Dollars per Ounce of Gold maintained by the Lender on any date of determination; and (b) for Copper, the lesser of (x) $1.50 per pound of

Copper or (y) 90% of the then Spot Price in Dollars per pound of Copper maintained by the Lender on any date of determination;
     “Borrowing Period” shall have the meaning given thereto in Section 2.3(b).
     “Borrowing Rate” means an interest rate per annum equal to the sum of LIBOR plus the Interest Margin.
     “Business Day” means any day other than a Saturday, Sunday or holiday on which banks in New York City, London and Denver, Colorado are open to conduct their usual business.
     “Cash Equivalent” means, at any time:
(a)	any Government Security;

(b)	commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc., (ii) issued by a corporation or company other than a Borrower and (iii) in certificated form; or

(c)	any negotiable certificate of deposit or banker’s acceptance, maturing not more than one year after the purchase thereof, which is issued (or, in the case of a banker’s acceptance, accepted) by a commercial banking institution organized under the laws of an Organization for Economic Cooperation and Development member country that has combined capital and surplus and undivided profits of not less than $1,000,000,000;
     which in any case is purchased with funds standing to the credit of any account of a Borrower.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means all property, assets, rights and interests of any Borrower subject or intended to be subject from time to time to any Lien pursuant to a Collateral Agreement, consisting initially of (i) the GSR #1 Royalty, (ii) the GSR #3 Royalty, (iii) the NVR #1 Royalty, (iv) the SJ Claims Royalty, (v) the Leeville Royalty, (vi) the Bald Mountain Royalty, (vii) the Robinson Royalty, (viii) all rights and interests of each Borrower related to the interests described in clauses (i) through (vii) inclusive, whether now owned or hereafter acquired, and (ix) the Collateral Account, together with, from time to time, all additional Royalties, real property rights or interests or other rights, properties or interests, of any kind or character whatsoever, that are included in or covered by a Collateral Agreement as security for the Obligations.

     “Collateral Account” means a demand deposit account of Royal Gold located at and controlled by the Lender and in which the Lender has a security interest, as provided for in Section 3.3, which shall initially be the Borrowers’ Account, and all successor accounts.
     “Collateral Agreements” means, collectively, each Mortgage, each Mortgage Amendment, the Proceeds Agreement, the Ratification and Confirmation, the Irrevocable Payment Instructions and each other Instrument delivered from time to time to secure the Obligations under this Agreement and the other Loan Documents or to perfect such interests, as any of the foregoing may be amended, modified, extended, supplemented, continued or restated in accordance with their respective terms.
     “Collateral Royalties” means, initially, (i) the GSR #1 Royalty, (ii) the GSR #3 Royalty and (iii) the NVR #1 Royalty, (iv) the SJ Claims Royalty, (v) the Leeville Royalty, (vi) the Bald Mountain Royalty, (vii) the Robinson Royalty, together with, from time to time hereafter, each other Royalty Interest approved by the Lender for inclusion in calculation of the Royalty Metals as set forth in Section 2.10(e) hereof.
     “Commitment Fee” has the meaning set forth in Section 2.6(b) hereof.
     “COMEX”, formerly known as the Commodity Exchange, means the division of the New York Mercantile Exchange on which commodities, futures and options are traded.
     “Copper” means high grade copper upon which the COMEX spot price is based.
     “Cortez Royalty Agreement” means, collectively, (1) the Royalty Agreement dated as of April 1, 1999 by and among The Cortez Joint Venture, a joint venture formed under and governed by the laws of Nevada and comprised of Placer Cortez Inc., a Delaware corporation, and Kennecott Explorations (Australia) Ltd., a Delaware corporation; Placer Dome U.S. Inc., a California corporation; Royal Gold, and Royal Crescent Valley Inc., a Nevada corporation; (2) the First Amended Memorandum of Grant of Royalty dated as of April 1, 1999 by and among the same Persons as are identified in (1) above; (3) the Second Amended Memorandum of Grant of Royalty dated as of December 8, 2000, and (4) all amendments, modifications, extensions and renewals of the Instruments identified in (1), (2) and (3) above in accordance with the terms thereof.
     “Date of Default” has the meaning set forth in Section 8.2(a) hereof.
     “Debt” means as to any Person: (a) indebtedness, present or future, actual or contingent, of such Person for borrowed money or other assets or for the deferred purchase price of property or services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than 60 days past due); (b) obligations of such Person under capital leases, conditional sale agreements or any other financing transaction; and (c) obligations of such Person under any direct or indirect guaranty in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.

     “Default Rate” means an interest rate per annum equal to the prevailing Borrowing Rate plus two and one-half percent (2.5%).
     “Deliverable Copper” means such quantity of Copper, if any, actually delivered for sale, after smelting and refining, to the account of a Borrower.
     “Dollar(s)” or “$” means, unless otherwise expressly provided, United States dollars.
     “Environmental Laws” means all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder applicable to the Projects, the Project Properties, the Products or any other assets of either Borrower and relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; expressly including all applicable Federal and State of Nevada, county or municipal environmental laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with a Borrower or any of its Subsidiaries are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Establishment Fee” shall have the meaning specified in Section 2.6(a) hereof.
     “Event of Default” means those events specified in Section 8.1 hereof.
     “Existing Agreement” shall have the meaning specified in Recital A hereto.
     “GAS Claims” means 200 unpatented lode mining claims situated in Lander County, Nevada with the following names and corresponding Nevada BLM Serial Numbers: GAS #17-101, NMC Numbers 403024-403108; GAS #102-130, NMC Numbers 410529-410557; GAS #131-211, NMC Numbers 429207-429287; and GAS #12-16, NMC Numbers 403019-403023, including any relocations, modifications or amendments thereof, all patented mining or millsite claims that may be issued based thereon or on lands previously covered by those lode mining claims, and all lands subject to those lode mining claims.
     “Gold” means gold of minimum 0.995 fineness in gold bars conforming in all respects with the requirements for good delivery on the London Bullion Market.
     “Government Security” means, at any time, any security maturing not more than one year after the purchase thereof, issued by the United States Treasury that is maintained in book entry form on the records of a Federal Reserve Bank in the United States.

     “Governmental Authority” means the government of any nation and the state, provincial, territorial, divisional, county, city and political subdivisions thereof, in which any Borrower or any Royalty Interest or other property right or interest of a Borrower is located, or which exercises valid jurisdiction over any such property, or in which a Borrower conducts business or is otherwise present, and any entity, court, agency, department, commission, board, bureau or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions, and any securities exchange to which a Borrower is subject. Governmental Authority shall also include any regulatory agency and the rules and regulations of said governmental agency with which a Borrower must comply.
     “GSR #1 Royalty” means the sliding-scale gross smelter returns royalty over seventy-nine mining and millsite claims that encompass all of the reserves at the Pipeline Project as of April 1, 1999, established pursuant to the Cortez Royalty Agreement, which sliding-scale royalty ranges from 0.40% when the price of Gold is less than $210 per Ounce up to 5.00% when the price of Gold is more than $470 per Ounce, with such royalty rates described in Schedule 1.1(c).
     “GSR #3 Royalty” means the gross smelter returns royalty over approximately four hundred sixty-one mining and millsite claims, including the seventy-nine mining and millsite claims that encompass all of the reserves at the Pipeline Project as of April 1, 1999, established pursuant to the GSR #3 Royalty Deeds, which is currently equal to 0.7125% of the value of production from such claims.
     “GSR #3 Royalty Deeds” means the nine Special Warranty Deeds that are more particularly identified on Schedule 1.1(b) and 1.1(c)
     “High Desert” means High Desert Mineral Resources, Inc., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Royal Gold.
     “Instrument” means any contract, agreement, indenture, mortgage, document, writing or other instrument (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.
     “Interest Margin” means one and one-half percent (1.5%) per annum.
     “Irrevocable Payment Instructions” means irrevocable payment instructions from certain counterparties in respect of cash payments owing to a Borrower, with such instructions to be in the form attached hereto as Exhibit I.
     “Leeville Royalty” means a 1.8% carried working interest owned by High Desert, equivalent to a 1.8% net smelter return royalty, as described in the Carried Interest and Operating Agreement, dated as of May 3, 1999, between Newmont Mining Company and High Desert, which is recorded in the records of Eureka County, Nevada, in Book 327 at Page 217, and that Royalty Assignment and Agreement dated December 26, 2002. The Leeville Royalty is further described in Schedule 1.1(c).

     “Lender” means HSBC Bank USA, National Association, a national banking association organized under the laws of the United States.
     “LIBOR” means the rate per annum (rounded upwards if necessary to the nearest whole one-sixteenth of one percent (1/16%)) equal to (a) the average of the offered rates as of 11:00 a.m., London time, on the date of determination appearing on the display designated as page “LIBO” on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) for Dollar deposits for the relevant period of time, or (b) if fewer than two offered rates appear on the display referred to in clause (a) above, the rate determined by the Lender (which determination shall be conclusive in the absence of manifest error) to be the average of the rates at which banks are offered Dollar deposits for the relevant period of time in the interbank Eurodollar market at about 11:00 a.m., London time.
     “Lien” means, as to any Person, any mortgage, lien, pledge, hypothecation, charge, assignment, security interest, preferential purchase right or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to, or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement or other instrument or document for filing which names such Person as debtor, or the signing of any security agreement, pledge or other instrument authorizing any other party as the secured party thereunder to file any financing statement or other instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness which indebtedness is deemed to be extinguished under generally accepted accounting principles in the United States, but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.
     “Loan” and “Loans” means the funds Advanced from time to time by the Lender to the Borrowers, on a joint and several liability basis, pursuant to this Agreement.
     “Loan Documents” means this Agreement, the Note, each Request for Advance, the Collateral Agreements, the Royalty Payment Confirmations, the Ratification and Confirmation and all other Instruments contemplated hereby or executed in connection herewith, and all amendments, modifications, supplements, restatements, continuations and extensions of any of the foregoing in accordance with their terms.
     “London Bullion Market” means the market in London known as the “London Bullion Market” and on which members of the London Bullion Market Association, amongst others, quote prices for the buying and selling of Gold and Silver.
     “London Gold Fixing” means a p.m. gold price fixing meeting among the gold fixing members for the time being of the London Bullion Market.
     “London Gold Fixing Price” means the price per ounce of Gold established at a London Gold Fixing.

     “Material Adverse Effect” means a material adverse effect on the business or financial condition of a Borrower or on such Borrower’s ability to perform any of its material obligations under any of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.
     “Maturity Date” means the date on which the Loans are payable in full by the Borrowers, being the first to occur of (a) any date on which the Lender accelerates the due date of any of the Loans by reason of an Event of Default pursuant to Section 8.1, or (b) the Scheduled Maturity Date.
     “Maximum Availability” means the lesser of the Maximum Credit Amount and the Borrowing Base.
     “Maximum Credit Amount” shall mean $80,000,000 on the date hereof, and thereafter shall mean the lesser of the amounts to which it has been reduced from time to time pursuant to Section 2.5(a).
     “Mortgages” mean (a) the Mortgage, Deed of Trust, Security Agreement, Pledge and Financing Statement dated as of December 18, 2000 made by Royal Gold for the benefit of the Lender with Stewart Title of Northeastern Nevada as trustee, as amended effective December 14, 2005 by a Mortgage Amendment, each of which was filed in the official records of Lander County, Nevada on January 10, 2001 at Book 485, Pages 131-154, and on October 30, 2006 at Book 564, Pages 713-738, respectively; (b) the Mortgage, Deed of Trust, Security Agreement, Pledge and Financing Statement dated as of December 14, 2005 made by Royal Gold for the benefit of the Lender with Stewart Title of Northeastern Nevada as trustee, which was filed in the official records of Eureka County, Nevada on                      at Book                      at Pages                     ; (c) the Mortgage, Deed of Trust, Security Agreement, Pledge and Financing Statement dated as of January 5, 2007 made by Royal Gold for the benefit of the Lender with Stewart Title of Northeastern Nevada as trustee, to be filed in the official records of White Pine County, Nevada, substantially in the form of Exhibit H hereto; and (d) the Mortgage, Deed of Trust, Security Agreement, Pledge and Financing Statement dated as of January 5, 2007 made by High Desert for the benefit of the Lender with Stewart Title of Northeastern Nevada as trustee, to be filed in the official records of Eureka County, Nevada, substantially in the form of Exhibit H hereto, as each of the foregoing has been or may be amended, modified, supplemented, continued or restated from time to time in accordance with their respective terms.
     “Mortgage Amendments” means, collectively, each of the amendments and supplements to the Mortgages to be delivered by either Borrower, or one or more subsidiaries of a Borrower, substantially in the form of Exhibit D hereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued, an obligation to make contributions within the preceding six (6) years.

     “Net Profits” means, for any period, the gross revenues for such period for the Borrowers on a consolidated basis, minus the expenses and other proper charges against income (including taxes on income to the extent actually imposed) of the Borrowers on a consolidated basis and eliminating all other items required to be eliminated in accordance with the same United States generally accepted accounting principles as were used in the preparation of Royal Gold’s financial statements referred to in Sections 5.5 and 6.2 hereof.
     “Net Worth” means Royal Gold’s consolidated tangible net worth determined in accordance with the same United States generally accepted accounting principles as were used in the preparation of Royal Gold’s financial statements referred to in Sections 5.5 and 6.2 hereof.
     “Note” means the Second Amended and Restated Promissory Note in the form of Exhibit C attached hereto issued by the Borrowers on a joint and several liability basis and payable to the order of the Lender.
     “NVR #1 Royalty” means the fixed rate royalty equal to 0.39% of the net value of all production from the GAS Claims, which are located on a portion of the Pipeline Project.
     “Obligations” means all obligations of each Borrower with respect to the repayment of principal, interest, fees and other amounts when due hereunder and the performance of all obligations (monetary or otherwise) of each of the Borrowers arising under or in connection with this Agreement and each other Loan Document, whether joint or several, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however arising.
     “October Calculation” shall have the meaning specified in Section 2.10(b) hereof.
     “Ounce” means a fine ounce troy weight.
     “Other Taxes” has the meaning set forth in Section 2.8 hereof.
     “Payable Copper” means Copper subject to the Robinson Royalty or to any other Royalty Agreement for which cash payments are made to Royal Gold.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture, governmental agency or other entity of whatever nature.
     “Pipeline Project” means the Project relating to the Pipeline Project Properties.
     “Pipeline Project Properties” means the unpatented mining and millsite claims located in Lander County, Nevada identified as the “Reserve Claims” in the Cortez Royalty Agreement and subject to the terms and conditions of the Cortez Royalty Agreement, together with all relocations, modifications or amendments thereof, all patented mining claims which may be issued based thereon, and all lands subject thereto.

     “Plans” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of any Borrower or any of its current or former ERISA Affiliates.
     “Potential Event of Default” means any event which with the giving of notice or lapse of time or both, based on reasonable projections, would become an Event of Default.
     “Proceeding” has the meaning set forth in Section 9.8(a) hereof.
     “Proceeds Agreement” means, individually and collectively, each Proceeds Agreement by and among a Borrower, the Lender and Johnson Matthey or any other purchaser from a Borrower of any portion of its share of mineral production from the Project Properties, which Instrument shall be substantially in the form of Exhibit E hereto, as the same may be amended, modified, supplemented, continued or restated from time to time in accordance with its terms, and any confirmation of such agreement.
     “Products” means without limitation all ore, minerals, concentrate, doré bar and refined Gold, silver or other metals produced on behalf of, or payable to, a Borrower pursuant to a Royalty Interest from the Project Properties, but excluding Copper.
     “Projects” means all of the mining projects in which a Borrower has or acquires a Royalty Interest, including, without limitation, the Pipeline Project, with the Projects in effect on the date hereof described with greater particularity on Schedule 1.1(a) hereto.
     “Project Managers” means the operator or manager of each Project, with the Project Managers for each Project in effect on the date hereof set forth in Schedule 1.1(a) hereto.
     “Project Properties” means all of the real property rights or interests, now owned or hereafter acquired, included in each of the Projects which are burdened with a Royalty Interest, including all unpatented mining claims which are identified in any Royalty Agreement, together with all relocations, modifications or amendments thereof, all patented mining claims which may be issued based thereon, and all lands subject thereto.
     “Projected Facility Term Revenue” means an amount approved by the Lender, which shall be equal to the Royalty Metals multiplied by the applicable Borrowing Base Metals Price. The Lender’s determination of Projected Facility Term Revenue shall be conclusively presumed to be correct save for manifest error.
     “Ratification and Confirmation” means the Ratification and Confirmation Agreement of even date herewith in the form set forth in Exhibit F hereto.
     “Request for Advance” means the irrevocable request by the Borrowers for an Advance of a Loan, in the form set forth in Exhibit A hereto, signed by an Authorized Officer of each Borrower.

     “Requirements of Law” means, as to any Person, any law, statute, code, treaty, ordinance, order, rule or regulation, decree, injunction, franchise, permit, certificate, license or authorization, or determination of an arbitrator or a court or other governmental agency, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject, and specifically including, without limitation, Environmental Laws.
     “Reserve Amount” shall have the meaning given thereto in Section 3.3.
     “Robinson Royalty” means the net smelter returns royalty created by the Mining Lease dated March 4, 1985 between Kennecott Corporation (“Kennecott”) and Silver King Mines, Inc., et al., as amended by the Stipulation filed December 20, 1989 in the Second Judicial District in and for Washoe County, Nevada; and as subsequently conveyed by Kennecott to Royal Gold by Deed and Assignment of Royalty, dated effective as of December 28, 2005, and recorded in the records of White Pine County, Nevada, in Book 437 at Page 48. The Robinson Royalty is further described on Schedule 1.1(c).
     “Royalties” means any share of mineral production, including, without limitation, gross smelter returns royalties, net smelter returns royalties, overriding royalties, non-participating royalties, production payments, net profit interests and all other mineral royalties of every type and characterization, whether constituting a real property or a personal property interest.
     “Royalty Agreements” means, collectively, (i) the Cortez Royalty Agreement, (ii) each of the other royalty agreements set forth on Schedule 1.1(b) hereto, (iii) any other agreement with or for the benefit of a Borrower pursuant to which a Borrower receives or is entitled to receive any Royalties, whether now or hereafter in existence, which is acquired by a Borrower in whole or in part with proceeds of the Loans, and (iv) all amendments, modifications, extensions and renewals of the Instruments identified in (i), (ii) and (iii) above in accordance with the terms thereof.
     “Royalty Interests” means all Royalties now owned or hereafter acquired by or for the benefit of a Borrower, in or relating to a Project, as set forth with greater particularity in Schedule 1.1(c) hereto, and all Products and Copper received or receivable with respect thereto, now held or hereafter acquired by a Borrower, whether pursuant to a Royalty Agreement or otherwise.
     “Royalty Metals” means an amount approved by the Lender, which shall be equal to the aggregate ounces of Product and pounds of Payable Copper projected to be payable to the Borrowers (in cash or in kind) from the date of determination through the Scheduled Maturity Date with respect to the Collateral Royalties, which shall be based on current, commercially reasonable projections of production from the Pipeline Project and each other applicable Project Property. Calculations of Royalty Metals for the GSR #1 Royalty, the GSR #3 Royalty and the NVR #1 Royalty shall be based on the reserve reports set forth in the then-current mine plan for the Cortez Joint Venture. Calculations of Royalty Metals to be included as Collateral Royalties from Projects either not in production at the Closing Date or acquired by a Borrower after the Closing Date and accepted by the Lender as Collateral Royalties for the purpose of calculating the Borrowing Base shall be based on the reserve report set forth in the applicable then-current mine plan for such Project, unless the Lender, in its sole discretion, elects to audit the information contained in the reserve report set forth in the applicable mine plan for such Project, develop its own conclusions based on its independent analysis of such information and estimate the Royalty Metals for such Project, in which event the Lender’s determination shall be conclusive. Calculations of Royalty Metals shall include all reasonable deductions for shipping, smelting, contractual and other standard deductions (which deductions shall be described with reasonable specificity in the Borrowers’ calculations).
     “Royalty Payment Confirmations” means the letters substantially in the form of Exhibit G hereto.
     “Scheduled Maturity Date” means December 31, 2010.
     “Semi-Annual Calculations” shall have the meaning specified in Section 2.10(b) hereof.
     “Silver” means silver of minimum 0.999 fineness in silver bars conforming in all respects with the requirements for good delivery on the London Bullion Market.
     “SJ Claims Royalty” means the 0.9% net smelter returns royalty owned by High Desert pursuant to the Royalty, Assignment, Confirmation, Amendment, and Restatement of Royalty, and Agreement, dated as of November 30, 1996, between Barrick Bullfrog Inc., et al., and Royal Hal Co. and that certain Royalty Assignment and Agreement dated December 26, 2002. The SJ Claims Royalty is further described in Schedule 1.1(c).
     “Special Calculation” shall have the meaning specified in Section 2.10(b) hereof.
     “Spot Price” means: (i) with respect to Gold, the P.M. price fixing for gold by the London Bullion Association as reported in The Wall Street Journal or any other agreed upon successor publication for the applicable time or time period; and (ii) with respect to Copper, the spot Copper COMEX price as reported in The Wall Street Journal or any other agreed upon successor publication for the applicable time or time period.
     “Title Opinions” means legal opinions from counsel to the Borrowers pertaining to the Collateral Royalties and the respective Borrower’s right, title and interest in and to such Collateral Royalties, in form and substance acceptable to the Lender.
     1.2 Accounting Principles. All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles in effect in the United States applied on a consistent basis (except where such inconsistencies are disclosed in the notes to the audited financial statements provided to the Lender under Section 6.2), except as specifically provided herein.

ARTICLE II
LOAN FACILITY
     2.1 The Loan.
          (a) General. The Lender agrees, on the terms and conditions hereinafter set forth, to Advance Loans to the Borrowers from time to time during the Availability Period on a joint and several liability basis, as requested by the Borrowers; provided, that the aggregate Amount Outstanding (after giving effect to any amount requested) shall not exceed the Maximum Availability. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow funds hereunder until termination of the Availability Period.
          (b) Loan Advance; Request for Advance. Not less than three Business Days prior to the desired date of an Advance of a Loan, the Borrowers shall submit to the Lender a Request for Advance. The Request for Advance will specify (i) the amount of the Advance, which shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (ii) the Borrowing Period for such Advance and (iii) the Business Day on which the Advance is requested to be made. Subject to the Borrowers’ satisfaction of the conditions precedent set forth in Article IV, and on the terms and conditions stated herein, no later than five Business Days after the Lender’s receipt of a Request for Advance, the Lender shall Advance the Loan to the Borrowers’ Account on the Business Day specified by the Borrowers in the Request for Advance. The Request for Advance shall be irrevocable and binding on the Borrowers and in respect of the Loan amount specified therein, the Borrowers shall indemnify the Lender against any loss or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article IV hereof, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of funds or deposits acquired or borrowed by the Lender to fund the Loan to be made by the Lender when the Loan, as a result of such failure, is not made on such date. A certificate as to such amounts sufficient to compensate the Lender under such indemnification obligation submitted by the Lender to the Borrowers shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
          (c) Use of Proceeds. The Borrowers may utilize the proceeds of the Loans for general corporate purposes, including, without limitation, the acquisition of Royalties.
          (d) Amendment, Restatement and Continuance. This Agreement amends, restates, continues and replaces the Existing Agreement and nothing contained in this Agreement shall be deemed or construed to be a repayment, satisfaction or novation of the Obligations or to release, terminate, novate or in any way impair any Lien or Collateral Agreement that secures the payment and performance of the Obligations.
          2.2 Promissory Note. The Loans shall be evidenced by the Note, representing the obligation of the Borrowers to repay the Amount Outstanding of the Loans, together with interest as set forth herein. The Borrowers authorize the Lender to endorse the date and amount of the Advance and each repayment on the schedule annexed to and constituting a part of the Note, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed, in the absence of manifest error. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under the Note to repay the Amount Outstanding of the Loans together with all interest accruing thereon and fees accruing with respect thereto.
     2.3 Interest.
          (a) General. The Borrowers shall pay interest on the Amount Outstanding calculated on a 360-day year basis. Except as provided in Section 2.7(b), interest shall accrue at the Borrowing Rate and shall be payable by the Borrowers at the end of each Borrowing Period (defined below) except that, with respect to a Borrowing Period of 90 days or more which extends beyond the last day of a calendar quarter, on such last day of the calendar quarter.
          (b) Borrowing Periods. The Borrowers may select borrowing periods (a “Borrowing Period”) for each Loan of 30, 60, 90 or of a longer period of days if available (or of such other period of days agreed to by the Lender) on a 360-day year basis; provided, however, that the Borrowers may not select a Borrowing Period if the Lender determines that Dollar deposits are not being offered in the London interbank Dollar market for such Borrowing Period in accordance with customary practice (in which event the Borrowers must select another Borrowing Period which does not present such problems). The Borrowers will select the initial Borrowing Period for each Loan by giving the Lender notice thereof in the Request for Advance. After the Advance, the Borrowers may select Borrowing Periods by giving notice to the Lender at least three Business Days prior to the expiration of a Borrowing Period then in effect. If at any time the Borrowers fail to give timely notice of its selection, then the Borrowers shall be deemed to have selected a Borrowing Period of 30 days. The Lender shall not be required to maintain more than four different Borrowing Periods hereunder at any one time.
     2.4 Repayment of the Loan.
          (a) Principal Payments. The Borrowers agree to repay the Loans as provided herein. The Borrowers shall repay the outstanding principal amount of the Loans as amortized by the Lender on a monthly basis from the date of Advance through the Scheduled Maturity Date. Subject to the other terms hereof pertaining to mandatory repayment of the Loans, the Borrowers shall repay the Loans in full, together with accrued interest thereon, on the Maturity Date.
          (b) Mandatory Repayments. If at any time the Amount Outstanding shall exceed the Maximum Credit Amount, the Borrowers shall immediately prepay the Loans in an amount sufficient to eliminate such excess. If at any time the Amount Outstanding is less than the Maximum Credit Amount but in excess of the Borrowing Base, then the Borrowers shall immediately prepay the Loans in an amount sufficient to eliminate such excess over the Borrowing Base.
          (c) Voluntary Repayments. The Borrowers may repay any Amount Outstanding of the Loans in integral multiples of $1,000,000 at the end of any Borrowing Period,

without penalty or premium by providing the Lender not less than five Business Days’ prior written notice. Upon the giving of such notice, which shall be irrevocable, the amount to be repaid, as set forth in said notice, together with interest thereon, shall be due and payable on the date set forth therein.
          (d) Priority of Prepayments. All payments made pursuant to this Section 2.4 shall be applied first to accrued, outstanding and unpaid fees and expenses (including costs and expenses identified in Section 9.4), then to any accrued and unpaid interest on the Loan as of the end of the most recent Borrowing Period, then to principal.
     2.5 Permanent Reduction of Maximum Credit Amount.
          (a) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice from the Borrowers to the Lender, to permanently reduce the Maximum Credit Amount by an aggregate principal amount not less than $1,000,000, plus any whole multiples of $1,000,000 in excess thereof or any amount in excess thereof which would reduce the Maximum Credit Amount to the Amount Outstanding.
          (b) Commitment Reduction Repayment. Upon the giving of notice set forth in Section 2.5(a), which shall be irrevocable, each permanent reduction in the Maximum Credit Amount permitted pursuant to this Section 2.5 and any amounts due as a result thereof shall be due and payable on the date set forth therein by a payment of principal sufficient to eliminate any excess of the Amount Outstanding over the Maximum Credit Amount as so reduced.
     2.6 Fees.
          (a) Establishment Fee. The Borrowers agree to pay the Lender a total fee (the "Establishment Fee”) in the amount of $120,000 for the establishment of this loan facility, which shall be due and payable concurrently with the Borrowers’ execution hereof (minus the $40,000 advance on the Establishment Fee that the parties acknowledge the Lender has been paid by the Borrowers prior to the date of this Agreement). No portion of the Establishment Fee will be refundable by the Lender to the Borrowers under any circumstances, including an election by the Borrowers not to submit a Request for Advance hereunder or the failure of the Borrowers to satisfy, or the failure of the Lender to waive satisfaction of, the conditions to any Advance set forth in Article IV hereof.
          (b) Commitment Fee. The Borrowers agree to pay to the Lender a fee (the “Commitment Fee”) in an amount determined daily during the period beginning on the Closing Date and ending on the Maturity Date at the rate of one-half of one percent (0.50%) per annum of the difference between the Amount Outstanding and the Maximum Availability. The Commitment Fee will be payable in arrears to the Lender on the fifth Business Day of each calendar quarter following conclusion of the calendar quarter in which the Commitment Fee is accrued.

     (c) Agent’s Fee. In the event that the Lender assigns or grants participations in the Loans, or any part thereof, and the Loan Documents, then, in order to compensate the Lender for structuring and managing any such syndication or participation of the Loans and for its obligations hereunder, the Borrowers agree to pay to the Lender, for its account, an agent’s fee in the amount of $10,000 per annum payable on the date that the Lender makes such assignment or grants a participation and on each anniversary of such date during the term hereof.
     2.7 Miscellaneous.
          (a) Same-day Funds. All payments by the Borrowers to the Lender hereunder and under any other Loan Document, whether for principal, interest, fees, expenses or other amounts, shall be made without set-off, recoupment, deduction or counterclaim in immediately available funds to such account as the Lender shall specify from time to time by not later than 12:00 p.m. Eastern time on the date when due.
          (b) Penalty Interest.
               (i) The Borrowers shall pay to the Lender, on demand, interest on any amount which is not paid by the Borrowers when due at the Default Rate.
               (ii) Without prejudice to the rights of the Lender under the foregoing provisions of this Section 2.7(b), the Borrowers shall indemnify the Lender against any loss or expense which it may sustain or incur as a result of the failure by the Borrowers to pay when due any Amount Outstanding of the Loan, to the extent that any such loss or expense is not recovered pursuant to such foregoing provisions. A certificate or other notice of the Lender setting forth the basis for the determination of the interest due on overdue principal and of the amounts necessary to indemnify the Lender in respect of such loss or expense, submitted to the Borrowers by the Lender, shall constitute prima facie evidence of the accuracy of the information contained therein in the absence of manifest error and, absent notice from the Borrowers of such error, shall be conclusive and binding for all purposes.
          (c) Lender’s Counsel’s Fees. The Borrowers shall pay to the Lender such amount as invoiced to the Lender by the Lender’s counsel, Davis Graham & Stubbs LLP, for such firm’s fees and charges incurred in connection with the transactions contemplated by the Loan Documents. Alternatively, with such counsel’s consent, payment may be made by the Borrowers directly to such counsel.
          (d) Lender’s Other Expenses. On the Closing Date, the Borrowers shall pay the Lender all of the Lender’s costs incurred to date (as reasonably detailed in advance) in connection with the transactions contemplated by the Loan Documents in accordance with Section 9.4 hereof and thereafter the Borrowers shall pay the Lender all of the Lender’s subsequent and additional costs in connection with the transactions contemplated by the Loan Documents within 30 days of receipt from the Lender of a reasonably detailed invoice therefor in accordance with Section 9.4 hereof.

     2.8 Taxes.
          (a) Other Taxes. The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise, mortgage, or property taxes, charges or similar levies (exclusive of income taxes) which arise from any payment made hereunder or under the Note or from the execution, delivery, recordation or registration of, or otherwise with respect to, this Agreement or the Note or the Collateral Agreements or any other Loan Documents (hereinafter referred to as “Other Taxes”). The Borrowers will indemnify the Lender for and hold it harmless from the full amount of Other Taxes (including, without limitation, any Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.8) paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally asserted; provided, however, that the Borrowers shall have the right to contest in good faith any such tax levied upon the Lender. This indemnification shall be made within thirty days from the date the Lender makes written demand therefor, unless the Borrowers are contesting the tax in good faith, in which event the foregoing indemnification shall not be triggered until the final determination of such contest or proceeding and the exhaustion of all applicable appeals.
          (b) Withholding Tax; Gross-up. All payments to be made by the Borrowers to any Person hereunder shall be made free and clear of and without deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority having the power to tax; provided, however, that if the Borrowers are required to make such a payment subject to the deduction or withholding of such tax, duty, assessment or governmental charge (exclusive of income taxes), then the sum payable by the Borrowers in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person receiving the payment receives a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
          (c) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.8 shall survive the payment in full of the Loan.
     2.9 Illegality; Capital Requirements; Increased Costs; Indemnity for Breakage Costs.
          (a) Illegality. If after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain the Loan based on a LIBOR rate, the Lender shall promptly give notice thereof to Borrowers. Thereafter, subject to paragraph (e) below, until the Lender notifies the Borrowers that such circumstances no longer exist (which notification shall be given within thirty (30) days after the

Lender obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lender to make the Loan based on a LIBOR rate shall be suspended and thereafter the Borrowers may borrow only at an annual rate equal to the Lender’s prime rate plus a margin of one and one half percent (1.5%) (the “Prime Borrowing Rate”), and (ii) if the Lender may not lawfully continue to maintain the Loan based on a LIBOR rate to the end of the then current Borrowing Period applicable thereto, shall immediately be converted to a Loan based on the Prime Borrowing Rate for the remainder of such Borrowing Period.
          (b) Capital Requirements. If, subsequent to the date of this Agreement, either (i) the establishment of, or any change in, or in the interpretation of, any applicable Requirement of Law or (ii) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or would affect the amount of capital required to be maintained by, the Lender or any corporation controlling the Lender in connection with the Loan or its commitment to extend the Loan thereunder, below the rate which the Lender or such other corporation could have achieved but for such establishment or introduction, change or compliance, then within fifteen (15) Business Days after written demand of the Lender, subject to paragraph (e) below, the Borrowers shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction. A certificate as to such amounts shall be submitted to the Borrowers by the Lender as soon as practicable following an event covered by this Section 2.9(b), and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
          (c) Increased Costs. If, after the date hereof, the establishment or introduction of, or any change in, any applicable Requirement of Law, or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of such authority, central bank or comparable agency:
               (i) shall subject the Lender to any tax, duty or other charge with respect to the Loan or the Note, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or the Note, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender is organized or is or should be qualified); and
               (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender or shall impose on the Lender or the foreign exchange and interbank markets any other condition affecting the Loan or the Note;

and the result of any of the foregoing is to increase the costs to the Lender of maintaining the Loan or to reduce the yield or amount of any sum received or receivable by the Lender under this Agreement or under the Note in respect of the Loan, then the Lender shall promptly notify the Borrowers of such fact and demand compensation therefor and, subject to paragraph (e) below, within fifteen (15) days after such notice by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrowers of any event of which it has knowledge which will entitle the Lender to compensation pursuant to this Section 2.9(c). A certificate of the Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusively presumed to be correct save for manifest error.
          (d) Indemnity for Breakage Costs. Each Borrower hereby indemnifies the Lender against any loss or expense which may arise or be attributable to the Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loan (i) due to any failure of the Borrowers to borrow on a date specified therefor in the Request for Advance or (ii) due to any payment or prepayment of the Loan on a date other than the last day of the Borrowing Period therefor. The Lender’s calculations of any such loss or expense shall be furnished to the Borrowers and shall be conclusive, absent manifest error.
          (e) Cancellation of Commitment as a Result of Increased Costs. If the Borrowers have received a notice of increased costs under paragraphs (a), (b) or (c) above, in lieu of paying such increased amounts the Borrowers may provide notice to the Lender that it elects to prepay the Loan, in which case the Borrowers shall pay to the Lender any loss or expense of the Lender due to the prepayment of the Loan on a date other than the last day of the Borrowing Period therefor.
     2.10 Borrowing Base Determination.
          (a) The Borrowers shall calculate the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base in accordance with the requirements of this Agreement, using their good faith best efforts, and the Borrowers shall then provide such amounts and calculations to the Lender by written notice. The Lender may request such clarifications, explanations, supporting data, documents, calculations, re-calculations or other information as it reasonably deems appropriate, all of which shall be promptly provided by the Borrowers. The final determination of the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base shall be made by the Lender, using its commercially reasonable discretion, and no calculation of the Borrowing Base, the Projected Facility Term Revenue or the Royalty Metals shall be used, or otherwise be deemed final and effective, until approved in writing by the Lender. The Lender, using its commercially reasonable discretion, may decide to undertake its own calculation of the Borrowing Base, the Projected Facility Term Revenue and the Royalty Metals at any time and from time to time and shall promptly notify the Borrowers of the results of such calculations. The Lender’s determination of the Borrowing Base, the Projected Facility Term Revenue and the Royalty Metals, at any time and from time to time, whether based on the Borrowers’ calculations or its own calculations, shall be made by the Lender, using its commercially reasonable discretion, and shall be used for all purposes under this Agreement.

          (b) The Borrowers shall calculate the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base (i) semi-annually, with written notice of such calculations to be delivered to the Lender by not later than April 15 of each year (the “April Calculation”) and by not later than October 15 of each year (the “October Calculation”, and together with the April Calculation, the “Semi-Annual Calculations”) and (ii) at any other time reasonably requested by the Lender, with written notice of such calculations to be delivered to the Lender within five (5) Business Days of such Lender request (each, a “Special Calculation”). The Lender may request a Special Calculation, or a re-calculation of any of the foregoing amounts, at any time, and from time to time, while any Loans are outstanding or prior to the Advance of any Loan.
          (c) Each Semi-Annual Calculation shall include a separate calculation of the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base as of the end of then-current calendar quarter and each of the subsequent two calendar quarters (for the purpose of clarification, the April Calculation shall include projected calculations for each of the 2nd, 3rd and 4th calendar quarters and the October Calculation shall include projected calculations for each of the 4th, 1st and 2nd calendar quarters). Each Special Calculation shall include a calculation of the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base as of the date of determination as well as a calculation of the projected Royalty Metals, Projected Facility Term Revenue and Borrowing Base as of the end of the then-current calendar quarter and the subsequent two calendar quarters. All calculations of future, projected amounts shall use commercially reasonable assumptions with respect to such projections.
          (d) The Lender’s determination of the Borrowing Base, whether based on actual numbers as of a date of determination or as projected as of the end of a future calendar quarter, shall remain effective for all purposes under this Agreement until a subsequent Semi-Annual Calculation or Special Calculation is completed and the Lender makes a determination of the Borrowing Base based on such calculations.
          (e) From time to time, the Borrowers may provide the Lender with a written request to include other Royalty Interests of a Borrower as Collateral Royalties and Royalty Metals for the purposes of determining the Borrowing Base, which request shall include appropriate data, documentation and information about such Royalty Interest and the Project and Project Properties related thereto. Upon receipt of such request from the Borrowers, the Lender may request such additional data, documentation and information about such Royalty Interest, Project and Project Properties as it deems necessary or appropriate, which the Borrowers shall promptly provide. The Lender shall have a period of forty-five (45) days from the Lender’s receipt of such request to either accept or reject the Borrowers’ request, which the Lender may do in its sole discretion reasonably exercised. The Lender shall provide the Borrowers with written notice of its decision. The failure of the Lender to provide a written notice of acceptance of such additional Royalty Interests as Royalty Metals shall be deemed a rejection of the Borrowers’ request.
          (f) Upon the Lender’s written acceptance of the inclusion of new or additional Royalty Interests as Royalty Metals and Collateral Royalties, the Borrowers shall re-calculate the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base in

accordance with the requirements of this Agreement. Any re-calculation of the Borrowing Base including new or additional Royalty Interests shall not be effective until (i) the Lender has provided written approval of such calculation, (ii) the appropriate Borrower has granted, and the Lender has obtained, a first priority, perfected Lien over such new or additional Royalty Interests free from other Liens and (iii) the Lender has received both a Title Opinion confirming such Borrower’s right, title and interest in such new or additional Royalty Interests and a supplemental legal opinion with respect thereto confirming the inclusion of such Royalty Interests as part of the Collateral and the perfection of the Lender’s security interest therein, with each such opinion to be in form and content satisfactory to the Lender.
ARTICLE III
COLLATERAL SECURITY
          3.1 Collateral Agreements. All of the Obligations are secured by the Collateral Agreements. The Collateral Agreements and the Liens on the Collateral to secure the payment and performance of all Obligations are continuing and have been ratified and confirmed by the Borrowers pursuant to the Ratification and Confirmation.
          3.2 Perfection and Maintenance of Collateral Agreement Liens. Each Borrower hereby authorizes the Lender to file such UCC Financing Statements in such jurisdictions as it determines to be desirable and to take such other actions as it determines to be necessary or desirable to perfect and maintain the perfection of first priority Liens in the Collateral Account and all other Collateral identified in the Collateral Agreements. Each Borrower agrees to cooperate with the Lender in completing all such recording and filing, to promptly execute such other Instruments, and to promptly take all such other actions, as the Lender may reasonably determine to be necessary or appropriate to confirm, perfect and maintain the perfection of such Liens. Prior to any Advance of a Loan hereunder, each Mortgage and each Mortgage Amendment shall have been filed and recorded in the appropriate records of the Clerk and Recorder of each of Lander County, Eureka County and White Pine County, Nevada, as applicable, and in such other jurisdictions necessary to perfect the Liens granted therein.
          3.3 Collateral Account. The Borrowers have established, and until this Agreement has been repaid in full and cancelled the Borrowers shall maintain, the Collateral Account with the Lender. Such Collateral Account is subject to the custody, control and right of set-off of the Lender and constitutes part of the Collateral. Commencing prior to the initial Advance of a Loan hereunder and continuing until the termination of this Agreement, the Borrowers shall promptly deposit or cause to be deposited in the Collateral Account all cash amounts received by any Borrower from or with respect to (i) all existing Royalty Interests, and (ii) all Royalty Interests purchased or otherwise acquired using Loan proceeds after the date of this Agreement. The balance in the Collateral Account at all times shall be not less than an amount equal to the aggregate of any payments of principal, interest, fees and expenses payable with respect to the Loans and the Loan Documents and due at any time during the then current calendar quarter and the next succeeding calendar quarter, which amount shall be determined by the Lender in its commercially reasonable discretion, including with reference to the Borrowing Base applicable to such period of time (said aggregate payment amounts for such two calendar quarters hereinafter being described as the “Reserve Amount”). Each Borrower hereby grants to the Lender a continuing security interest in and lien upon the Collateral Account, all cash balances from time to time credited to the Collateral Account and any and all proceeds of any thereof, whether now or hereafter existing or arising. So long as no Potential Event of Default or Event of Default has occurred and is continuing, the Lender will promptly disburse to the Borrowers, in accordance with written instructions provided by either Borrower to the Lender (which instructions such Borrower may revise upon five days written notice to the Lender), any credit balances in the Collateral Account which are in excess of the Reserve Amount from time to time.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Conditions Precedent to the Initial Advance. The obligation of the Lender to make the initial Advance of a Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent.
          (a) Receipt of Instruments. The Lender or its counsel shall have received each of the following Instruments:
               (i) this Agreement, duly executed by an Authorized Officer of each Borrower;
               (ii) the Note, duly executed by an Authorized Officer of each Borrower;
               (iii) the Mortgages, the Mortgage Amendments, the Ratification and Confirmation, and each of the other Collateral Agreements, together with appropriate UCC financing statements relating thereto, duly executed by an Authorized Officer of each Borrower, as appropriate, and by all other Persons parties thereto;
               (iv) an Omnibus Certificate of Royal Gold, substantially in the form of Exhibit B hereto, duly executed by an Authorized Officer of Royal Gold;
               (v) an Omnibus Certificate of High Desert, substantially in the form of Exhibit B hereto, duly executed by an Authorized Officer of High Desert;
               (vi) legal opinions from legal counsel for the Borrowers, in form and content reasonably acceptable to the Lender and substantially in the form of the legal opinion delivered to the Lender in connection with the Existing Agreement;
               (vii) Title Opinions from Nevada legal counsel to the Borrowers, in form and content reasonably acceptable to the Lender;
               (viii) copies of each of the Mortgages and Mortgage Amendments, as filed with the appropriate county office to perfect the Liens described therein, together with a supplemental legal opinion from Nevada legal counsel to the Borrowers, in form and content reasonably acceptable to the Lender, confirming the perfection in favor of the Lender of enforceable first priority Liens on the Collateral Royalties and on the other property rights and interests of each Borrower subject to the Collateral Agreements, substantially in the form of the security legal opinion delivered to the Lender in connection with the Existing Agreement;
               (ix) certificates from the Secretary of State of Delaware confirming the good standing of each Borrower in that State;
               (x) certificates from the Secretaries of State of Colorado and Nevada confirming the good standing of each Borrower in each of such States;
               (xi) Royalty Payment Confirmations and Proceeds Agreements (or confirmations thereof) duly executed by an Authorized Officer of the applicable Borrower and each other Person a party thereto;
               (xii) Irrevocable Payment Instructions from each Person owing payments to a Borrower pursuant to a Collateral Royalty.
               (xiii) a certificate from an Authorized Officer of each Borrower setting forth a calculation of the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base as of (a) September 30, 2006, (b) December 31, 2006, (c) March 31, 2007 and (d) June 30, 2007; and
               (xiv) such other approvals, opinions, documents or Instruments as the Lender may reasonably request.
          (b) Additional Conditions. Each of the following shall be correct:
               (i) since the date of the financial statements of Royal Gold most recently delivered to the Lender (referred to in Section 5.5), there has been no adverse change in the financial condition, operations or business of the Borrowers which would constitute a Material Adverse Effect;
               (ii) there is no pending or overtly threatened action or proceeding affecting any Borrower, the Royalty Interests, the Pipeline Project Properties or the Pipeline Project before any court, governmental agency or arbitrator, which could be reasonably expected to have a Material Adverse Effect;
               (iii) each Borrower shall have performed and complied with all agreements, conditions and Obligations herein and in the other Loan Documents required to be performed and complied with on or prior to the date of the Advance;
               (iv) there shall exist no Event of Default or Potential Event of Default;

               (v) all representations and warranties made by each Borrower herein and in any other Loan Document or other certificate or Instrument delivered in connection herewith shall be true and correct on the date of the Advance;
               (vi) all Instruments that are necessary to perfect the security interests of the Lender in the Collateral described in the Collateral Agreements shall have been received by the Lender and the Lender shall have received evidence reasonably satisfactory to the Lender that upon filing and recording such Instruments, the security interests represented thereby will constitute valid and perfected Liens subject only to Permitted Liens; and
               (vii) there shall be a current credit balance of not less than the Reserve Amount in the Collateral Account.
     4.2 Conditions Precedent to All Advances. The obligation of the Lender to make each Advance of Loans (including the initial Advance) is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:
          (a) the Lender shall have received a Request for Advance, duly executed by an Authorized Officer of each Borrower;
          (b) the Lender shall have received an Irrevocable Payment Instruction from each Person owing payments to a Borrower pursuant to a Collateral Royalty.
          (c) on the date of such Advance, the Lender shall have received such approvals, opinions, documents or Instruments as the Lender may reasonably request;
          (d) such Advance shall not cause the Amount Outstanding to exceed the Maximum Availability;
          (e) there shall exist no Potential Event of Default or Event of Default;
          (f) each of the conditions precedent to the initial Advance set forth in Section 4.1 is and remains satisfied; and
          (g) all representations and warranties made by each Borrower shall be true and correct on the date of such Advance except for those changes disclosed to the Lender in writing and acceptable to the Lender in its sole discretion.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lender to enter into this Agreement, each Borrower represents and warrants to the Lender that:

     5.1 Due Organization, Good Standing and Authority. Each Borrower is duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in Colorado and Nevada and every other jurisdiction where necessary in light of its business and properties. Each Borrower has full power, authority and legal right (a) to own or lease its assets and properties and to conduct its business as now being conducted, and (b) to incur its obligations under this Agreement and each other agreement, document and instrument executed or to be executed by it pursuant hereto or in connection herewith and to perform the terms hereof and thereof applicable to it.
     5.2 Due Authorization; Non-Contravention. The execution and delivery by the Borrowers of this Agreement and the other Loan Documents, and the performance of all transactions contemplated hereby and thereby, and the fulfillment of and compliance with the respective terms of this Agreement and the other Loan Documents by each Borrower are within such Borrower’s powers, have been duly authorized by all necessary action corporate or otherwise and do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Lien (except pursuant to the Loan Documents) upon capital stock or assets pursuant to, (d) give any third party any right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to (i) the Articles of Incorporation or Bylaws of any Borrower, (ii) any Requirement of Law applicable to any Borrower or their respective properties, or (iii) any agreement, instrument, order, judgment or decree to which a Borrower is subject or by which their respective properties are bound;
     5.3 No Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by each Borrower of this Agreement, or any other Loan Document, except for filings necessary to perfect Liens pursuant to the Loan Documents.
     5.4 Validity. This Agreement is, and the other Loan Documents, when delivered hereunder will be, legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their respective terms, subject to bankruptcy and insolvency laws affecting rights of creditors generally and rules of equity.
     5.5 Financial Statements. The audited consolidated financial statements of Royal Gold for the twelve-month period ending June 30, 2006, which have been furnished to the Lender, have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (except as disclosed in the notes thereto) and present fairly and fully the financial position and results of operations of the Borrowers as of the latest date and for the periods specified therein. Subsequent to the respective dates as of which information is given in such financial statements, there has been no change resulting in a Material Adverse Effect.
     5.6 Litigation. Except as set forth in Schedule 5.6 hereto, no Borrower is a party to any action, suit or proceeding at law or in equity, by or before any Governmental Authority or arbitral tribunal now pending (or, to the knowledge of either Borrower, threatened in writing) against or affecting any Borrower, the Royalty Interests, the Project Properties or any Project or

which may have a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Loan Document. Except as set forth in Schedule 5.6, to the knowledge of each Borrower, without duty of further inquiry, there is no action, suit or proceeding at law or in equity, by or before any Governmental Authority or arbitral tribunal now pending or threatened against or, with direct and specific application, affecting, either Borrower, the Royalty Interests, the Project Properties or any Project which may have a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Loan Document.
     5.7 Disclosure. Except as set forth in Schedule 5.7 hereto, this Agreement, the other Loan Documents and the schedules, attachments, written statements, documents, certificates or other items prepared by either Borrower and provided to the Lender do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. Each Borrower represents and warrants that there is no fact which it has not disclosed to the Lender in writing and of which any of its officers or directors are aware which could reasonably be anticipated to constitute a Material Adverse Effect.
     5.8 Title to Royalty Interests; Liens. Schedule 1.1(a) and Schedule 1.1(c), respectively, set forth a complete and accurate listing and description of each of the Projects and the Royalty Interests as of the date hereof. Each Borrower has good and marketable title to the Royalty Interests owned by it, free and clear of any claims or rights of title and free and clear of all Liens except (a) Liens established pursuant to the Collateral Agreements, (b) Liens for taxes not yet due and payable, (c) inchoate Liens established by statute arising in the ordinary course of business securing obligations that are not overdue for a period of more than 20 days and (d) Liens and title defects reflected in the Title Opinion.
     5.9 Royalty Agreements. Schedule 1.1(b) sets forth a complete and accurate list of all Royalty Agreements of each Borrower in effect as of the Closing Date; each Royalty Agreement is a legal, valid and binding obligation of the Borrower that is a party thereto, and to each Borrower’s knowledge, each other party thereto. Other than as set forth in Schedule 5.9, each such Royalty Agreement is, and after giving effect to the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrowers have delivered or made available to the Lender a true and complete copy of each Royalty Agreement required to be listed on Schedule 1.1(b). No Borrower is in breach of or in default under any Royalty Agreement. No Borrower has alleged that any Royalty Agreement counterparty has breached or defaulted under any Royalty Agreement. To the knowledge of each Borrower, no counterparty to any Royalty Agreement is in breach of or in default of any Royalty Agreement.
     5.10 Project Permits. To the knowledge of each Borrower, without duty of further inquiry, except as set forth in Schedule 5.10, and except for matters that do not or would not have a material adverse effect on such Projects, the Project Managers of each of the Projects have obtained all material licenses, operating and reclamation bonds, permits and approvals from all governmental commissions, boards and other agencies required to operate such Projects as currently being operated in accordance with the then effective mine plan therefor, and such Project Managers are operating the Projects in material compliance therewith.

     5.11 Payment of Taxes. Each Borrower has filed, or caused to be filed, all federal, state and local tax returns which, to the knowledge of each Borrower, are required to be filed and has paid or caused to be paid all taxes as shown on such returns or any assessment received by each Borrower to the extent that such taxes or assessments have become due, except such as may be diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist and for which adequate reserves are being maintained. Each Borrower has established reserves which are reasonably believed by the officers and representatives of such Borrower to be adequate for the payment of such taxes.
     5.12 Agreements. Except as set forth in Schedule 5.12 hereto, no Borrower is a party to any material agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Royalty Agreements or any other agreement or instrument to which it is a party, the effect of which would constitute a Material Adverse Effect.
     5.13 Compliance with Laws. Except as set forth in Schedule 5.13 hereto, (a) each Borrower has complied in all material respects with all Requirements of Law, and (b) with respect to the Project Properties and operations thereon and the Projects, to the knowledge of each Borrower, without duty of further inquiry, the Project Managers have complied in all material respects with, and the Projects and Project Properties are in material compliance with, all Requirements of Law relating to the operation of each Project, and no Borrower is aware of any investigation (other than a routine inspection) underway by any local, state or federal agency with respect to enforcement of such Requirements of Law. The Borrowers have no knowledge (except as disclosed to the Lender in Schedule 5.13) of any past or existing violations of any such Requirements of Law or notices thereof issued by any Governmental Authority with respect to a Borrower that would constitute a Material Adverse Effect, and the Borrowers have no knowledge (except as disclosed to the Lender in Schedule 5.13) of any past or existing violations of any Requirements of Law or notices thereof issued by any Governmental Authority with respect to any Project or any Project Property that would have a material adverse effect on such Project, Project Property or any Royalty Interest.
     5.14 Events of Default. No event has occurred and is continuing, or would result from the incurring of obligations by the Borrowers under this Agreement, which constitutes an Event of Default or a Potential Event of Default.
ARTICLE VI
AFFIRMATIVE COVENANTS
     Each Borrower covenants and agrees from the date hereof, so long as any portion of the Loans remain outstanding and unpaid, in whole or in part, or any other amount is owing to the Lender under this Agreement or any other Loan Document that, unless the Lender shall otherwise consent in writing:

     6.1 Notice to the Lender. The Borrowers will promptly give notice to the Lender as soon as any Borrower becomes aware of:
          (a) Any Event of Default or Potential Event of Default;
          (b) Any default under, breach of or event which, with notice or lapse of time or both, would become a material default under or breach of any other Loan Document;
          (c) Any loss or damage to the Collateral in excess of $100,000, exclusive of diminution in value caused solely by changes in the price of Gold, Silver or Copper from time to time;
          (d) The consummation by any Borrower of any purchase or acquisition of a Royalty Interest, whether a new Royalty Interest or an addition to or increase in an existing Royalty Interest;
          (e) Any additional interests in the Project Properties acquired by a Borrower which are not included in the Collateral;
          (f) Every default or other adverse claim, demand or litigation made by any Person which would, if successful, constitute a Material Adverse Effect, or with respect to any Royalty Interest or any other Collateral could have a material adverse effect on such Royalty Interest or Collateral;
          (g) Every notice, and the contents thereof, received by a Borrower in relation to any renewal of any rights with respect to, or having a material adverse effect upon any Royalty Interest or Project including (without limitation) notices pertaining to the loss of or a failure to obtain or a failure to be able to renew such interest in a material part of such Project, together with a copy of such notice if in writing;
          (h) Every press release issued by a Borrower together with a copy of such press release, and any other occurrence, matter, event or thing (other than changes in the price of Gold) constituting a Material Adverse Effect, together with a reasonably detailed explanation of such other occurrence, matter, event or and thing; and
          (i) Each material memorandum, letter or report received by a Borrower from any Project Manager concerning any Royalty Interest or Project, including (to the extent received by a Borrower and not subject to confidentiality restrictions that prevent such Borrower from disclosure thereof) the annual strategic business plan for the Pipeline Project and all reserve, mine plan and/or operating reports for the Projects or the Project Properties, together with a copy of such plans and reports.
     6.2 Financial Statements, Calculations and Information.
          (a) As soon as practicable (and in any event not later than 90 days after each fiscal year and 60 days after each fiscal quarter), the Borrowers shall furnish the Lender annual (audited) and quarterly (unaudited) consolidated financial statements, which shall include all of the information contained in the statements heretofore furnished to the Lender and referred to in Section 5.5 hereof, together with a certificate of an Authorized Officer of each Borrower to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied and present fairly the financial position and results of the operations of the Borrowers, on a consolidated basis, as of the respective dates and for the respective periods specified therein.
          (b) Within 60 days after each fiscal quarter, the Borrowers shall cause an Authorized Officer of each Borrower to deliver to the Lender a certificate as to the Borrowers’ compliance with the financial covenants provided in Section 6.12 hereof.
          (c) By not later than April 15 and October 15 of each year, the Borrowers shall provide to the Lender the Semi-Annual Calculations of the Royalty Metals, the Projected Facility Term Revenue and the Borrowing Base together with all supporting information, documentation and materials, for the Lender’s review and approval, as further described in Section 2.10 hereof.
          (d) Each Borrower shall deliver to the Lender such other information (in form reasonably acceptable to the Lender) regarding the conditions or operations, financial or otherwise, of each Borrower, the Royalty Interests, the Projects, the Project Properties or any other properties or activities of a Borrower as the Lender may reasonably request from time to time to the extent such information is in the possession or control of a Borrower and not subject to confidentiality restrictions that prevent the Borrowers’ disclosure thereof.
     6.3 Maintenance of Existence. Each Borrower will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary for the proper conduct of its business and will qualify and remain qualified to do business in Nevada and Colorado and in each jurisdiction where necessary in light of its business and properties.
     6.4 Compliance with Laws. Each Borrower shall comply with all Requirements of Law, including, without limitation, any Environmental Law (except any noncompliance or violation which, in the judgment of the Lender, could not reasonably be expected to constitute a Material Adverse Effect).
     6.5 Payment of Indebtedness. Each Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Debts and other material obligations of whatever nature, except for any Debts or other material obligations which are being contested in good faith and by appropriate proceedings if (a) reserves in conformity with generally accepted accounting principles with respect thereto are maintained on its books, and (b) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral.
     6.6 Taxes. Each Borrower shall pay and discharge all federal, state and local taxes imposed on it or on any of its property prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the Collateral. Each Borrower shall have the right, however, to contest in good faith the validity or amount of any such taxes by proper proceedings timely instituted, and may permit the taxes so contested to remain unpaid during the period of such contest if: (a) it diligently prosecutes such contest, (b) it sets aside on its books adequate reserves in conformity with generally accepted accounting principles with respect to the contested items, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, (d) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral and provided such non-payment is permitted by the appropriate taxing legislation. Each Borrower will promptly pay or cause to be paid any valid final judgment enforcing any such taxes and cause the same to be satisfied of record.
     6.7 Books and Records; Right to Inspection. Each Borrower shall keep proper books of record in accordance with generally accepted accounting principles and permit representatives of the Lender to examine the books of record and accounts and to discuss the affairs, finances and accounts of each Borrower with such Borrower’s principal officers, engineers, technical staff and independent accountants, all at such reasonable times during business hours and at such intervals as the Lender may desire; provided, however, that the Lender shall provide such Borrower with at least five Business Days’ notice of any visit and shall use commercially reasonable efforts not to disrupt such Borrower’s business during any such visits. Upon any request by the Lender to visit and inspect any Project Property, each Borrower will use commercially reasonable efforts to make arrangements with the Project Manager for such a visit to and inspection of such Project Property by the Lender or its representatives.
     6.8 Insurance. Each Borrower shall maintain insurance coverage, with responsible and reputable insurance companies or associations, in respect of its properties, assets, and business against such risks and in such amounts as are customarily maintained in accordance with good industry practice for a company in the Borrower’s business and as may be required by Requirements of Law. Such insurance policies shall name the Lender as an additional insured or loss payee, as appropriate, and shall provide that the policies cannot be cancelled, allowed to lapse or terminate by the insurer without at least ten (10) days prior written notice to the Lender. Attached as Schedule 6.8 hereto is a detailed list and description of all such insurance maintained by or for the benefit of each Borrower as of the Closing Date, in form reasonably satisfactory to the Lender. From time to time after the Closing Date each Borrower shall deliver to the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance.
     6.9 Maintenance of Liens. Each Borrower will take all action required or desirable to maintain and preserve the Lender’s Liens on the Collateral and the first priority thereof. Each Borrower, at no cost to the Lender, shall from time to time execute, deliver, file and record, and each Borrower authorizes the Lender to file and record, any and all further Instruments (including financing statements, continuation statements and similar statements with respect to any of the Collateral Agreements) reasonably requested by the Lender for such purposes, including such as may be necessary to include within the Collateral (a) any additional real property interests or other increase in the Collateral Royalties and (b) any other or additional Royalty Interests included or added as a Collateral Royalty.

     6.10 Defend Title. Each Borrower shall, at its own cost and expense, warrant and defend the title to the Royalty Interests and the other Collateral against the claims and demands of all Persons whomsoever, except as permitted in writing by the Lender and except for matters disclosed in the Title Opinion and not objected to by the Lender.
     6.11 Compliance with ERISA. Each Borrower will (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, (b) not take any action or fail to take any action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code, (d) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Lender upon the Lender’s request such additional information about any Plan as may be reasonably requested by the Lender.
     6.12 Financial Covenants.
          (a) Tangible Net Worth. The Borrowers, on a consolidated basis, shall at all times maintain a Net Worth of not less than the sum of $100,000,000 plus 50% of the Borrowers’ Net Profits for each completed fiscal quarter (excluding any fiscal quarter in which the Borrowers’ Net Profits are negative) beginning with the fiscal quarter ended December 31, 2006 on a cumulative basis.
          (b) Current Ratio. The Borrowers, on a consolidated basis, shall not permit the ratio of their (x) consolidated assets properly classified as current assets under United States generally accepted accounting principles, to (y) consolidated liabilities properly classified as current liabilities under United States generally accepted accounting principles, at any time, to be less than 1.5 to 1.0.
          (c) Minimum Cash Balance. Royal Gold shall at all times maintain a minimum balance of cash and Cash Equivalents in demand deposit accounts of $5,000,000.
     6.13 Delivery of Royalty Interest Proceeds.
          (a) Delivery and Sale of Products. Each Borrower shall cause all Products produced from the Project Properties, to which a Borrower is entitled pursuant to the Royalty Interests, to be delivered by the Project Managers directly to the Lender’s account for the credit of the Borrowers at Johnson Matthey in Salt Lake City, Utah, or such other locations approved by the Lender. Each Borrower hereby irrevocably agrees to sell all such Products to counterparties approved from time to time, in writing, by the Lender (which approval shall not be unreasonably withheld) forthwith upon transfer of such Products into such Borrower’s control, with such Products to be sold at the then applicable Spot Price. Immediately following trade settlement, the proceeds of such sales shall be delivered directly by such counterparties into the Collateral Account pursuant to Irrevocable Payment Instructions.

          (b) Delivery of Cash Royalties. Each Borrower shall cause all cash to which a Borrower is entitled pursuant to a Royalty Interest to be deposited by the Project Managers directly to the Collateral Account, pursuant to a Royalty Payment Confirmation.
     6.14 Maintenance of Credit Balances in the Collateral Account. The Borrowers will maintain at all times in the Collateral Account a credit balance which is not less than the Reserve Amount.
     6.15 Further Assurances. The Borrowers shall execute, acknowledge and deliver to the Lender such other and further documents and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender.
ARTICLE VII
NEGATIVE COVENANTS
     From the date hereof, so long as any portion of the Loans remain outstanding and unpaid, in whole or in part, or any other amount is owing to the Lender under this Agreement or any other Loan Document, each Borrower unconditionally covenants and agrees that, unless the Lender shall otherwise consent in writing, it will not:
     7.1 Indebtedness. Incur any Debt except for (a) the Loans, (b) items of accrued taxes prior to the date on which such items are due and payable, (c) capital lease or rental arrangements if the payments thereon, in the aggregate, do not exceed $250,000 in any fiscal year, (d) trade payables incurred in the ordinary course of business which are not evidenced by a promissory note or other evidence of indebtedness and which are not the subject of a genuine dispute or are not more than ninety (90) days past due, (e) unsecured Debt not to exceed $1,000,000 in the aggregate principal amount at any time outstanding, (f) obligations existing or arising under any swap contract or other hedging agreement entered into for the purpose of mitigating risk associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by a Borrower, or (g) guarantees by Royal Gold of performance obligations of its subsidiaries not to exceed $1,000,000 in the aggregate.
     7.2 Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, including, without limitation, the Royalty Interests, the Collateral Account or any Collateral, whether now owned or hereafter acquired, or enter into any agreement or option with respect to any of the foregoing, except for (a) Liens for taxes not yet due and payable, (b) inchoate Liens established by statute arising in the ordinary course of business securing obligations, (c) attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, for sums not exceeding $1,000,000 in the aggregate, and (d) easements, rights of way, restrictions, minor defects in title and other similar Liens that do not interfere in any material respect with the ordinary conduct of the business of such Borrower.

     7.3 Liquidation; Merger. Liquidate or dissolve, or, without the prior written consent of the Lender, not unreasonably withheld, enter into any consolidation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by a Borrower of all or a substantial portion of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes a substantial portion thereof.
     7.4 Asset Sales. Without the Lender’s prior written consent not to be unreasonably withheld, convey, sell, lease, assign, transfer or otherwise dispose of any material portion of its property, business or assets, including, without limitation, the Royalty Interests or any portion thereof, individually or in the aggregate, whether now owned or hereafter acquired, except for conveyances, sales, leases, assignments and transfers of property or assets, other than Collateral, entered into in the ordinary course of business, which do not exceed $250,000 in the aggregate per year.
     7.5 Guarantees/Assumptions. Directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Debt of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     7.6 Change in Business. Engage in any business activities or operations substantially different from the business of ownership of non-executory interests in mining properties; provided, however, that each Borrower shall be permitted to enter into exploration agreements with respect to mining properties owned by it and into joint venture agreements or other similar business arrangements pursuant to which its executory or ownership interests are convertible into Royalties.
     7.7 Changes in Constituting Documents or Capital Structure. Without the Lender’s prior written consent not to be unreasonably withheld, amend or otherwise modify its articles of incorporation or bylaws or its capital structure, other than issuances of Royal Gold common stock or rights to purchase Royal Gold common stock.
     7.8 Metals Sales. Enter into any agreement or any Instrument for any sale, assignment, transfer or delivery of Gold, other Products, or Copper, except as provided in Section 6.13.
     7.9 Modification of Material Agreements. Without the Lender’s prior written consent not to be unreasonably withheld, allow any modification or amendment to any Royalty Agreement or other agreement or Instrument material to a Borrower or allow any modification or amendment to any confidentiality agreements or provisions to which a Borrower is a party or otherwise subject. With respect to any confidentiality agreement that either Borrower may execute with respect to (i) any existing Royalty Interest or Project or properties underlying such Royalty Interest or (ii) any Royalty Interest or Project or properties underlying such Royalty Interest acquired after the date hereof with the proceeds of a Loan, such Borrower shall use commercially reasonable efforts to include appropriate provisions in such confidentiality agreement authorizing the Borrowers to provide to the Lender information obtained by such Borrower pursuant to such confidentiality agreement.

     7.10 Maintenance of Royalty Interests. Without the Lender’s prior written consent not to be unreasonably withheld, enter into any agreement or undertaking, or otherwise act to sell, assign, transfer or create or suffer the creation of rights of any Person other than a Borrower or the Lender in or with respect to the Royalty Interests, Gold, other Products or Copper accruing to the account of a Borrower pursuant thereto.
     7.11 Restrictive and Inconsistent Agreements. No Borrower will enter into any agreement, Instrument or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by such Borrower of the Obligations or its obligations under any Royalty Agreement.
     7.12 Amount Outstanding. Allow the Amount Outstanding to be greater than the Maximum Availability at any time.
ARTICLE VIII
EVENTS OF DEFAULT
     8.1 Events of Default. The occurrence of any one or more of the following events (whether or not in the control of a Borrower) shall constitute an Event of Default:
          (a) Nonpayment. Any Borrower shall (i) fail to pay when due any payment of principal, or (ii) within five (5) Business Days of the date when due, fail to pay any payment of interest, costs, fees or any other sums due under this Agreement.
          (b) Covenant Defaults. Any Borrower shall fail to observe or perform any covenants contained in this Agreement, other than the covenants referred to in paragraph (a) above, and such Borrower shall have not remedied such default within 10 days after written notice of such default has been given by the Lender to the Borrowers.
          (c) Representation or Warranty. Any representation, warranty or statement made or deemed to be made by a Borrower herein or in any other Loan Document given hereunder shall prove to have been untrue in any material respect as of the time made or deemed made.
          (d) Cross-Default. A default shall occur under any Loan Document, any Royalty Agreement or any agreement pertaining to Debt permitted hereunder; or any Borrower shall fail to pay any Debt with a value in excess of Fifty Thousand Dollars ($50,000) (excluding Debt evidenced by the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the Instrument relating to such Debt; or any other default under any Instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such Instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.
          (e) Insolvency. Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (i) any Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) there shall be commenced against any Borrower any such case, proceeding or other action referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or any Borrower shall take any other action to authorize any of the actions set forth in this paragraph (e).
          (f) Involuntary Liens. Any involuntary Lien or Liens for amounts then due in the aggregate sum of Fifty Thousand Dollars ($50,000) or more, of any kind or character shall attach to any assets or property of any Borrower if such Lien or Liens are not discharged or bonded pending proceedings to release such Lien or Liens within sixty (60) days after the date of attachment or unless such Lien or Liens are being contested in good faith.
          (g) Judgments. Any judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against any Borrower and there shall be a period of 30 consecutive days during which such judgment or order shall not have been discharged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
          (h) Condemnation. Any of the Collateral Royalties are taken by power of expropriation or eminent domain or sold under threat of such taking, or possession of any material portion of the Project Properties is taken through exercise of such power.
          (i) Regulatory Action. Any Governmental Authority shall commence an investigation or take any action with respect to any Borrower or any Project or the Collateral, which would result in a Material Adverse Effect on any Borrower, unless such action is set aside, dismissed or withdrawn within ninety (90) days of its institution or such action is being contested in good faith and its effect is stayed during such contest.
          (j) Title to Royalty Interests and Mining Properties. There shall exist a defect or deficiency in title to the Royalty Interests or the Project Properties (other than as identified in the Title Opinion) which results in a Material Adverse Effect, and the Borrowers shall have not remedied such default within 10 days after written notice of default has been given by the Lender to the Borrowers.

          (k) Collateral Security. Any of the Liens established or purported to be established by the Collateral Agreements shall fail to be first priority perfected Liens in the Collateral, or any Borrower shall so state in writing, and the Borrowers shall have not remedied such default within 10 days after written notice of default has been given by the Lender to the Borrowers.
          (l) Adverse Changes to the Pipeline Project. Any event or change occurs with respect to the Pipeline Project, including, without limitation, the abandonment or termination or the taking by power of expropriation or eminent domain of all or any material portion thereof, which has a Material Adverse Effect.
          (m) Amount Outstanding in Excess of Maximum Availability. The Amount Outstanding shall exceed the Maximum Availability at any time, as the Maximum Availability is determined from time to time, and the Borrowers shall have not remedied such default within ten (10) days after written notice of default has been given by the Lender to the Borrowers.
          (n) Redirection of Royalties. Any payment or delivery of cash, Products, Deliverable Copper, proceeds or other amounts owing to any Borrower with respect to the Royalty Interests shall be paid or delivered to any Person other than as required hereby, and the Borrowers shall have not remedied such default within ten (10) days after written notice of default has been given by the Lender to the Borrowers.
          (o) Collateral Account. The Borrowers shall fail to maintain in existence the Collateral Account or shall fail to maintain therein at all times the Reserve Amount, and the Borrowers shall not have remedied such default within 60 days after written notice of default has been given by the Lender to the Borrowers.
     8.2 Remedies Upon Event of Default.
          (a) Upon the occurrence of an Event of Default specified in Section 8.1(e) hereof or, in the case of any other Event of Default, upon notice by the Lender to the Borrowers of the Lender’s election to declare the Borrowers in default, the obligations of the Lender hereunder including, without intending any limitation, the Lender’s obligation to lend shall terminate. The date on which such notice is sent or, in the case of an Event of Default specified in Section 8.1(e) hereof the date of such Event of Default, shall be the “Date of Default.”
          (b) On the Date of Default, (i) there shall immediately be due and payable to the Lender an amount equal to the total principal Amount Outstanding of the Loan plus interest, fees, expenses, and all other amounts owed by any Borrower pursuant to this Agreement and the other Loan Documents shall immediately become due and payable, and (ii) the commitment of the Lender to Advance Loans hereunder shall terminate.
          (c) Upon the occurrence of an Event of Default, all of the remedies provided to the Lender in all of the Collateral Agreements shall immediately become available to the Lender, and the Lender shall have all other rights and remedies available at law or in equity. The enumeration of the rights and remedies of the Lender set forth in this Agreement and the other Loan Documents is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights and remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
          (d) Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest shall accrue at the Default Rate and shall be payable on demand.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices, requests, demands, consents or other communications in connection with or pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail or by facsimile (such facsimile followed by a registered or certified letter) addressed to the parties as set forth below (or to such other address as the parties may designate by notice):
               If to the Lender:
HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Ted Kavanagh
Facsimile No.: (212) 525-6581
               If to any Borrower:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Attention: Chief Financial Officer
Facsimile No.: (303) 595-9385
A notice delivered by hand to a party shall be deemed received when delivered. A notice sent by mail shall be deemed received on the fifth Business Day after mailing. A notice sent by facsimile shall be deemed received upon receipt of the relevant confirmation or answer back. Notices received after 4:00 p.m. local time shall be deemed received on the following day.
     9.2 Amendments, etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.3 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     9.4 Costs and Expenses.
          (a) The Borrowers agree to pay on demand all costs and expenses in connection with the preparation, negotiation, execution, delivery, registration and administration of this Agreement, the Note and the other Loan Documents and any amendments to any thereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel and of technical advisors and consultants for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrowers further agree to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the preservation of any rights of the Lender under, or the enforcement of, or legal advice in respect of the rights or responsibilities of the Lender under, this Agreement, the Note and the other Loan Documents, including, without limitation, losses, costs and expenses sustained by the Lender as a result of any failure by any Borrower to perform or observe its obligations contained herein or in the Note held by the Lender or in connection with any refinancing or restructuring of the Loan in the nature of a “workout.”
          (b) If, due to acceleration of the maturity of the Note pursuant to Article VIII hereof or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of a Borrowing Period relating to such Loan, the Borrowers shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits) cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.
     9.5 Application of Collateral Account; Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to apply the credit balances of the Collateral Account and to set-off and apply any and all deposits or other obligations (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, the Note and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights to set-off) which the Lender may have.

     9.6 Usury Savings; Limitation on Interest. It is the intention of the parties hereto to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof the parties stipulate and agree that none of the terms and provisions contained herein and in the other Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money, or a contract to pay interest, in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Borrowers nor any future guarantors or other parties hereafter becoming liable for payment of the Borrowers’ indebtedness to the Lender shall ever be required to pay interest thereon in excess of the maximum interest that may be lawfully charged or contracted for under applicable law from time to time in effect, and the provisions of this Section 9.6 shall control over all other provisions hereof or of the other Loan Documents which may be in conflict or apparent conflict herewith. If the maturity of the Borrowers’ indebtedness to the Lender or any part thereof shall be accelerated for any reason, any amounts held to constitute interest, which are then unearned and have theretofore been collected by the Lender or any other holder of such indebtedness, shall be applied to reduce the principal balance thereof then outstanding. In the event that the Lender or any other holder of the Borrowers’ indebtedness to the Lender shall collect monies that are deemed to constitute interest which would otherwise increase the effective interest on the Borrowers’ indebtedness to the Lender or any part thereof to an amount in excess of that permitted to be charged by applicable law then in effect, all such sums deemed to constitute interest in excess of such legal limit shall be either immediately returned to the Borrowers or other payor thereof upon such determination or applied as a credit against the then unpaid principal of the Borrowers’ indebtedness, at the option of the Lender or other holder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount permitted under applicable law, the Borrowers (and any other payor thereof) and the Lender shall, to the greatest extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate or spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Borrowers’ indebtedness to the Lender in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. Upon any such determination, to the extent permitted by law, the Lender or other holder shall not be subject to any penalty provided for charging, receiving or contracting for interest in excess of any such maximum legal rate, regardless of when or the circumstances under which such refund or application was made.
     9.7 Binding Effect; Assignment of Rights. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors, transferees and assigns; provided that the Borrowers shall not have the right to transfer or assign any of their rights or obligations hereunder or any interest herein without the prior written consent of the Lender. The Lender may at any time, without the consent of the Borrowers, assign or transfer by way of assignment, participation or novation to any branch or affiliate of the Lender or to any financial institution all or any part of, or any interest in the Lender’s rights and benefits and obligations hereunder and under the Note issued to it hereunder or the other Loan Documents;

provided that such transfer or assignment does not diminish the rights or increase the obligations of the Borrowers, and to the extent of such assignment such assignee shall have the same rights and benefits vis-a-vis the Borrowers as it would have had if it were the Lender hereunder, and all references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and its transferee or transferees or, in the case of a transfer of all of its rights, benefits and obligations, to its transferee or transferees alone. For the purposes hereof, the Lender may disclose to a potential transferee such information about the Borrowers, their businesses, assets and financial condition as the Lender shall consider appropriate. Nothing contained herein shall be construed to prevent the Lender from granting by way of sub-participation (being a right to share in the financial effects of this Agreement without any rights against the Borrowers) or risk participation in all or any of its rights and benefits hereunder to any person without the consent of the Borrowers; provided that such transfer or assignment does not diminish the rights or increase the obligations of the Borrowers, and that such transfer is done in compliance with applicable laws; provided, further, that upon any such assignment the Lender will act as agent and will be the sole party with whom the Borrowers are required to have dealings when no Event of Default is outstanding.
     9.8 Consent to Jurisdiction.
          (a) EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING (A “PROCEEDING”) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE COLLATERAL AGREEMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM OR IMPROPER VENUE TO THE MAINTENANCE OF ANY SUCH PROCEEDING. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH BORROWER AT ITS ADDRESS REFERRED TO IN SECTION 9.1 HEREOF. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE EXECUTED UPON AND ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) NOTHING IN THIS SECTION 9.8 SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST A BORROWER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. THE TAKING OF ANY PROCEEDINGS IN ANY ONE OR MORE JURISDICTIONS SHALL NOT PRECLUDE THE TAKING OF ANY PROCEEDINGS IN ANY OTHER JURISDICTION.

          (c) EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE COLLATERAL AGREEMENTS AND ANY OTHER LOAN DOCUMENTS REFERRED TO HEREIN OR THE OBLIGATIONS UNDER ANY THEREOF.
     9.9 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER, UNLESS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT THE MORTGAGES SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA AND ANY FINANCING STATEMENTS FILED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THEY ARE FILED.
     9.10 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument. This Agreement may be validly executed and delivered by facsimile or other electronic transmission, and a signature by facsimile or other electronic transmission shall be as effective and binding as an original signature.
     9.11 Confidentiality; Public Announcements.
          (a) The Lender agrees to use best efforts to ensure that any information concerning the Borrowers, the Royalty Interests or the Projects obtained by the Lender or any of the Lender’s authorized agents or representatives which is not contained in a report or other document filed with a securities commission or regulatory authority, distributed by the Borrowers to their shareholders or otherwise available to the public generally (other than by the Lender’s breach of these confidentiality obligations) will, to the extent permitted by law and except as may be required by valid subpoena (including rules and regulations of the United States Securities Exchange Commission), any governmental authority having jurisdiction over the Lender or other external reporting requirements, be treated confidentiality by the Lender’s employees, agents or representatives who have a reasonable need to know such information. These confidentiality obligations shall survive the term of this Agreement by one year.
          (b) Public announcements or reports by any Borrower of information relating to this Agreement or the Lender’s financing provided for herein (whether given to stock exchanges or otherwise) shall be made only on the basis of agreed texts approved by the Lender in advance of issuance, except to the extent required by Requirements of Law, applicable court order or rules of an applicable stock exchange.
     9.12 Joint and Several Liability. Each of the Borrowers acknowledges that (i) it is a co-borrower hereunder and shall be jointly and severally, with the other Borrower, directly and primarily liable for the payment and performance of the Note and the Obligations, regardless of which Borrower actually receives Loans or the amount of such Loans received, (ii) each of the Borrowers shall have the obligation of a co-maker and shall be a primary obligor with respect to the Loans, the Note and the other Obligations, it being agreed that the Loans to each Borrower inure to the benefit of both Borrowers, and (iii) the Lender is relying on such joint and several liability of the Borrowers in entering into this Agreement and extending the Loans. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due of any principal, interest, fee or other amount hereunder, it will forthwith pay the same, without notice of demand. The Lender shall be entitled to rely upon any notice, request or communication received by it from any Borrower on behalf of both Borrowers, and shall be entitled to treat its giving of any notice hereunder pursuant to Section 9.1 hereof as notice to each and all Borrowers.
     9.13 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Loan Documents, constitute the entire agreement between the Lender and the Borrowers with respect to the various commitments by the Lender to the Borrowers and indebtedness of the Borrowers to the Lender to be incurred under this Agreement; and no other agreements, promises, representations and warranties (express or implied), except those expressly set forth herein have been relied upon by the Borrower or have been made by the Lender. This Agreement restates, replaces and supersedes all prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.
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     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its respective duly authorized officers as of the day and year first above written.
LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ William S. Edge III
William S. Edge, III
Managing Director

By:	/s/ P. E. Kavanagh
P. E. Kavanagh
Senior Vice President

BORROWERS:

ROYAL GOLD, INC.
By:		/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President & CEO

HIGH DESERT MINERAL RESOURCES, INC.
By:		/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President

Second Amended and Restated Loan Agreement
Signature Page